Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2012 Third Quarter Financial Results

and Provides Business Update

Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California - November 6, 2012 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the fiscal quarter ended September 30, 2012 and provided a business update. The net loss for the quarters ended September 30, 2012 and 2011, as reported in accordance with accounting principles generally accepted in the United States (GAAP), were $6.9 million and $13.4 million, respectively. The net loss for the nine-month periods ended September 30, 2012 and 2011 were $17.7 million and $30.8 million, respectively. At September 30, 2012, Alexza had consolidated cash, cash equivalents, marketable securities and restricted cash of $32.0 million.

“Since our last quarterly business update in August, we have continued to make progress with both of our ADASUVE™ marketing applications,” said Thomas B. King, President and CEO of Alexza. “We believe we remain on track for our ADASUVE NDA PDUFA date in December. We also project that we will receive our Day 210 opinion from the CHMP for the ADASUVE MAA in December. Specific to the ADASUVE MAA, our receipt of the EU GMP certificate in August resolved one of the major objections from our Day 120 List of Questions.”

King continued, “In July we established a committed equity financing facility with Azimuth Opportunity, L.P., replacing a similar facility that expired in June. With this new financing facility, we were able to strengthen our balance sheet during the third quarter, raising $13.4 million in net proceeds.”

Alexza Business Update

The following key events, in chronological order, occurred since the beginning of the third quarter of 2012:

•

In July, Alexza entered into a committed equity financing facility under which it could sell up to $20 million of its registered common stock to Azimuth Opportunity, L.P., over an approximately 24-month period. During the third quarter, Alexza sold 3.5 million shares of common stock under the agreement for aggregate net proceeds of $13.4 million. Alexza remains free to enter into and consummate other equity and debt financing transactions, subject to certain restrictions. This financing facility replaced a similar facility that was established in May 2010 and expired after its 24-month term.

•

In August, Alexza received an EU Certificate of GMP Compliance of a Manufacturer for its Mountain View, CA manufacturing facility for ADASUVE. The initial certificate is good for three years and is valid through May 15, 2015.

•

In September, Alexza received the Day 180 List of Outstanding Issues from the CHMP regarding the ADASUVE MAA, which included two “major objections” that preclude a recommendation for marketing authorization at the present time. During the fourth quarter, Alexza and its EU partner, Grupo Ferrer, plan to meet with the CHMP, as part of the ongoing work on the ADASUVE MAA.

•

In October 2012, Alexza and its Staccato® system was recognized by Frost & Sullivan with its 2012 Global Enabling Technology Award, based on Frost & Sullivan’s recent analysis of the bipolar disorder therapeutics market.

Financial Results - Periods Ended September 30, 2012 and 2011

Alexza recorded $0.7 million and $3.3 million of revenues in the three and nine months ended September 30, 2012, respectively, compared to $1.3 million and $3.8 million in the same periods of 2011, respectively. Alexza recognized revenues from the license agreement with Cypress Biosciences, Inc., signed in the third quarter of 2010 through the first quarter of 2012, and in 2012 also recognized revenues earned under the Grupo Ferrer license agreement.

GAAP operating expenses were $7.1 million and $21.3 million in the three and nine-month periods ended September 30, 2012, respectively, compared to operating expenses of $11.2 million and $29.6 million in the same periods in 2011, respectively.

Research and development expenses were $4.8 million and $14.8 million in the three and nine-month periods ended September 30, 2012, respectively, compared to $8.1 million and 21.0 million in the same periods in 2011, respectively. In 2012, Alexza has reduced costs through reductions in its workforce, suspending the development of the AZ-007 (Staccato zaleplon) product candidate, and completing the agreement-related work on the Staccato nicotine product candidate.

General and administrative expenses were $2.3 million and $6.5 million in the three and nine-month periods ended September 30, 2012, respectively, compared to $3.1 million and $8.7 million for the same periods in 2011, respectively. General and administrative expenses in 2012 were impacted by a reduction in non-cash expenses of $1.4 million as a result of the termination of one of the Company’s building leases and related subleases in March 2012.

In connection with the acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or

AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. Alexza recorded a non-operating loss of $0.2 million during the three months ended September 30, 2012 and a non-operating gain of $1.0 million during the nine months ended September 30, 2012. Gains and losses incurred reflect Alexza’s change in the estimated probability-weighted cash flows from ADASUVE, AZ-002 and AZ-104 and the estimated timing of receipt of such cash flows.

Alexza believes that based on its cash, cash equivalents, marketable securities and restricted cash balance at September 30, 2012 and the Company’s expected cash usage, the Company has sufficient capital resources to meet its anticipated cash needs, at its current cost levels, into the second quarter of 2013.

Conference Call Information - 5:00 p.m. Eastern Time on November 6, 2012

To access the live teleconference via phone, dial 1-888-680-0865. International callers may access the call by dialing +1-617-213-4853. The reference number to enter the call is 47112636.

To access the teleconference via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start to ensure time for any software downloads that may be required. Interested parties may pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PWHHNG3WW.

The replay of the teleconference may be accessed via the Internet, at www.alexza.com, or via phone at 1-888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay is 78887027. A replay will be available for two weeks following the event.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. With the Staccato system, a drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a CRL from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the

ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4, 2012. In May 2012, Alexza received a second CRL from the FDA regarding the ADASUVE NDA and on June 22, 2012, the Company resubmitted the ADASUVE NDA. The resubmitted ADASUVE NDA has a PDUFA goal date of December 21, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011. In July 2012, Alexza submitted its responses to the Committee for Medicinal Products for Human Use (CHMP) Consolidated List of Questions (Day 120 List of Questions). According to the published EMA timetables and internal projections of Alexza’s work, Alexza currently projects that it will receive the Day 210 CHMP Opinion for the ADASUVE MAA in December 2012.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. ADASUVE™ and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of November 6, 2012 and financial guidance relating to the Company’s current cash, cash equivalents, investments and restricted cash is based upon balances as of September 30, 2012 and certain subsequent events.

This news release and the planned conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the timing and prospects for regulatory approval to market ADASUVE in the U.S., Europe, Latin America, Russia and the Commonwealth of Independent States countries, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King
President and CEO
650.944.7634
tking@alexza.com

ALEXZA PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue	$729	$1,259	$3,341	$3,776
Operating expenses:
Research and development	4,784	8,051	14,826	20,977
General and administrative	2,338	3,109	6,487	8,664

Total operating expenses	7,122	11,160	21,313	29,641
Loss from operations	(6,393)	(9,901)	(17,972)	(25,865)
Loss on change in fair value of contingent consideration liability	(200)	(3,000)	1,000	(3,300)
Interest and other income/ (expense), net	5	13	413	30
Interest expense	(333)	(529)	(1,146)	(1,703)

Net loss	(6,921)	(13,417)	(17,705)	(30,838)

Basic and diluted net loss per share	$(0.52)	$(1.86)	$(1.55)	$(4.64)

ALEXZA PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2012	2011(1)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$25,515	$16,903
Restricted cash	6,469	—
Other current assets	766	10,649

Total current assets	32,750	27,552
Property and equipment, net	17,156	20,425
Other noncurrent assets	409	628

Total assets	$50,315	$48,605

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Total current liabilities	$22,156	$34,948
Noncurrent liabilities	17,903	23,349
Total stockholders’ (deficit) equity	10,256	(9,692)

Total liabilities and stockholders’ (deficit) equity	$50,315	$48,605

(1)	Derived from audited consolidated financial statements at that date.